Exhibit 12

PS BUSINESS PARKS, INC.

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND INCOME ALLOCATION TO PREFERRED SHAREHOLDERS

(Unaudited, in thousands, except ratio data)

		For The Three Months		For The Nine Months
		Ended September 30,		Ended September 30,
		2018	2017	2018	2017
Net income		$44,843	$42,631	$218,727	$133,839
Interest expense		138	475	418	891
Earnings available to cover fixed charges		$44,981	$43,106	$219,145	$134,730
Fixed charges (1)		$138	$475	$418	$1,397
Allocation to preferred shareholders based upon
Distributions		12,959	12,590	38,921	38,472
Redemptions		—	6,900	—	6,900
Combined fixed charges and income allocation to
preferred shareholders		$13,097	$19,965	$39,339	$46,769
Ratio of earnings to fixed charges		325.9	90.7	524.3	96.4
Ratio of earnings to combined fixed charges
and income allocation to preferred shareholders		3.4	2.2	5.6	2.9

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
Net Income	$179,316	$144,984	$148,970	$204,700	$116,144
Interest expense	1,179	5,568	13,270	13,509	16,074
Earnings available to cover fixed charges	$180,495	$150,552	$162,240	$218,209	$132,218
Fixed charges (1)	$1,685	$6,452	$14,428	$14,453	$16,433
Allocation to preferred shareholders based upon
Distributions	52,873	57,276	59,398	60,488	59,216
Redemptions	10,978	7,312	2,487	—	—
Combined fixed charges and income allocation to
preferred shareholders	$65,536	$71,040	$76,313	$74,941	$75,649
Ratio of earnings to fixed charges	107.1	23.3	11.2	15.1	8.0
Ratio of earnings to combined fixed charges
and income allocation to preferred shareholders	2.8	2.1	2.1	2.9	1.7

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(1)	Fixed charges include interest expense and capitalized interest.

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges and Ratio of FFO to Combined Fixed Charges and Preferred Distributions  (Unaudited, in thousands, except ratio data):

		For The Three Months		For The Nine Months
		Ended September 30,		Ended September 30,
		2018	2017	2018	2017
FFO allocable to common and dilutive shares		$57,088	$47,383	$168,036	$154,445
Interest expense		138	475	418	891
Allocation to preferred shareholders based upon
Distributions		12,959	12,590	38,921	38,472
Redemptions		—	6,900	—	6,900
FFO available to cover fixed charges		$70,185	$67,348	$207,375	$200,708
Fixed charges (1)		$138	$475	$418	$1,397
Distributions to preferred shareholders		12,959	12,590	38,921	38,472
Combined fixed charges and preferred distributions paid		$13,097	$13,065	$39,339	$39,869
Ratio of available FFO to fixed charges		508.6	141.8	496.1	143.7
Ratio of available FFO to combined fixed charges and
preferred distributions paid		5.4	5.2	5.3	5.0

	For the Years Ended December 31,
	2017	2016	2015	2014	2013
FFO allocable to common and dilutive shares	$203,341	$179,882	$164,244	$162,196	$165,845
Interest expense	1,179	5,568	13,270	13,509	16,074
Allocation to preferred shareholders based upon
Distributions	52,873	57,276	59,398	60,488	59,216
Redemptions	10,978	7,312	2,487	—	—
FFO available to cover fixed charges	$268,371	$250,038	$239,399	$236,193	$241,135
Fixed charges (1)	$1,685	$6,452	$14,428	$14,453	$16,433
Distributions to preferred shareholders	52,873	57,276	59,398	60,488	59,216
Combined fixed charges and preferred distributions paid	$54,558	$63,728	$73,826	$74,941	$75,649
Ratio of available FFO to fixed charges	159.3	38.8	16.6	16.3	14.7
Ratio of available FFO to combined fixed charges and
preferred distributions paid	4.9	3.9	3.2	3.2	3.2

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(1)	Fixed charges include interest expense and capitalized interest.